EXHIBIT 23.1

Consent of Independent Auditor

The Board of Directors
IMTT Holdings Inc. and Subsidiaries:

We consent to the use of our report dated February 13 2014 with respect to the consolidated balance sheets of IMTT Holdings Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K of Macquarie Infrastructure Company LLC dated July 7, 2014.

/s/ KPMG LLP

New Orleans, Louisiana
July 7, 2014